Exhibit 99.1
ION Wins $21.7 Million Jury Verdict Against Greatbatch
DigiBIRD Battery Supplier Found Liable for Fraud,
Unfair Trade Practices and Breach of Contract
HOUSTON, TX — October 8, 2009 — ION Geophysical Corporation (NYSE: IO) today announced that on October 1, 2009, the jury returned a verdict in its favor in a lawsuit filed by ION against operating subsidiaries of battery manufacturer Greatbatch, Inc. (NYSE: GB), including its Electrochem division, in the 24th Judicial District Court for the Parish of Jefferson in the State of Louisiana.
ION filed the lawsuit in 2002, alleging that Greatbatch had fraudulently misappropriated ION’s product designs and other trade secrets related to the batteries and battery pack used in ION’s DigiBIRD® marine towed streamer vertical control device and used ION’s information to manufacture and market competing batteries and battery packs. The jury found that Greatbatch committed fraud, violated the Louisiana Unfair Trade Practices Act and breached a trust and nondisclosure agreement between Greatbatch and ION, and awarded ION $21,733,411 in damages. In addition to the jury award, ION will be entitled to recover its attorneys’ fees and costs related to the case, along with prejudgment interest accruing from the date of filing of the lawsuit.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Investor relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672